News & Media releases

Royal Dutch Shell plc updates on offer for the minority shares of Shell Canada Limited
17/03/2007
Shell Investments Limited (“SIL”), a wholly-owned subsidiary of Royal Dutch Shell plc, announced that as at 8:00 p.m. (Toronto time) on March 16, 2007 (the “Initial Expiry Time”) 96,985,322 common shares in the capital of Shell Canada Limited (“Shell Canada”) were validly deposited to SIL’s offer to acquire, at a price of C$45.00 cash per common share, all of the outstanding common shares of Shell Canada not already owned by SIL or its affiliates (the “Offer”).
As the minimum deposit condition under the Offer has been met, SIL has taken up and accepted for payment all of the common shares validly deposited. The common shares taken up and accepted for payment represent approximately 53.1% of the outstanding common shares of Shell Canada not already owned by SIL or its affiliates. SIL or its affiliates now own 740,294,180 common shares of Shell Canada or approximately 89.6% of the outstanding common shares of Shell Canada. Payment will be made on or before Wednesday, March 21, 2007 to Shell Canada shareholders who have validly deposited their common shares under the Offer.
SIL also announced today that it has extended the Offer to 8:00 p.m. (Toronto time) on March 30, 2007. SIL expects to mail a formal notice of extension to Shell Canada shareholders shortly.
Royal Dutch Shell Chief Executive Jeroen van der Veer commented “This is a positive outcome, and a further step towards building on our strong position in Canada, using the strengths that only a company of our global scale can bring. This is an opportunity to create an integrated unconventional oil business on an international scale.”

Disclaimer Statement
This document contains forward-looking statements concerning the financial condition, results of operations and businesses of Royal Dutch Shell. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning the potential exposure of Royal Dutch Shell to market risks and statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. These forward-looking statements are identified by their use of terms and phrases such as ‘‘anticipate’’, ‘‘believe’’, ‘‘could’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘may’’, ‘‘plan’’, ‘‘objectives’’, ‘‘outlook’’, ‘‘probably’’, ‘‘project’’, ‘‘will’’, ‘‘seek’’, ‘‘target’’, ‘‘risks’’, ‘‘goals’’, ‘‘should’’ and similar terms and phrases. There are a number of factors that could affect the future operations of Royal Dutch Shell and could cause those results to differ materially from those expressed in the forward-looking statements included in this Report, including (without limitation): (a) price fluctuations in crude oil and natural gas; (b) changes in demand for the Group’s products; (c) currency fluctuations; (d) drilling and production results; (e) reserve estimates; (f) loss of market and industry competition; (g) environmental and physical risks; (h) risks associated with the identification of suitable potential acquisition properties and targets, and successful negotiation and completion of such transactions; (i) the risk of doing business in developing countries and countries subject to international sanctions; (j) legislative, fiscal and regulatory developments including potential litigation and regulatory effects arising from recategorisation of reserves; (k) economic and financial market conditions in various countries and regions; (l) political risks, project delay or advancement, approvals and cost estimates; and (m) changes in trading conditions. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this presentation. Neither Royal Dutch Shell nor any of its subsidiaries undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information. In light of these risks, results could differ materially from those stated, implied or inferred from the forward-looking statements contained in this document.

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this presentation, such as “oil in place” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 20-F, File No 1-32575 and disclosure in our Forms 6-K file No, 1-32575, available on the SEC website www.sec.gov — opens in new window. You can also obtain these forms from the SEC by calling 1-800-SEC-0330.

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